Exhibit 107

Calculation of Filing Fee Tables (1)

Form 424(b)(2)

(Form Type)

NextEra Energy Capital Holdings, Inc.

NextEra Energy, Inc. (2)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Other	NextEra Energy, Inc. Stock Purchase Units	Rule 457(r)	—	—	$2,000,000,000	0.00014760	$295,200
	Other	NextEra Energy, Inc. Stock Purchase Contracts	Rule 457(r)	—	—	—		—
	Debt	NextEra Energy Capital Holdings, Inc. Series N Debentures due June 1, 2029	Rule 457(r)	—	—	—		—
	Other	NextEra Energy, Inc. Guarantee of Series N Debentures due June 1, 2029	Other (2)	—	—	—		— (2)
	Equity	NextEra Energy, Inc. Common Stock, $.01 par value	Rule 457(r)	—	—	$2,000,000,000	0.00014760	$295,200
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$4,000,000,000		$590,400
	Total Fees Previously Paid							—
	Total Fee Offsets							—
		Net Fee Due						$590,400

(1)

These “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Filing Fee Tables” exhibit in Registration Statement Nos. 333-278184 and 333-278184-02, which was filed on March 22, 2024. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.

(2)

NextEra Energy, Inc. has agreed to absolutely, irrevocably and unconditionally guarantee the payment of principal, interest and premium, if any, on the Series N Debentures due June 1, 2029 (the “Debentures”). The value attributable to the NextEra Energy, Inc. guarantee, if any, are reflected in the offering price of the Debentures. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee for the NextEra Energy, Inc. guarantee is payable.

(3)

Represents an aggregate amount of $2,000,000,000 of the Equity Units (Stock Purchase Units) offered hereby and an aggregate amount of $2,000,000,000 of Common Stock for which consideration will be received upon settlement of the Stock Purchase Contracts. Each Equity Unit will consist of (1) a Stock Purchase Contract and (2) initially a 5% undivided beneficial ownership interest in a Debenture.